Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS THIRD QUARTER 2016

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, October 27, 2016 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported third quarter 2016 results:  Revenues in the third quarter 2016 were $38.7 million, compared to $37.0 million in the comparable 2015 quarter, an increase of $1.6 million, or 4.4%.  Revenues from the Company’s lime and limestone operations in the third quarter 2016 increased $1.6 million, or 4.5%, to $38.1 million from $36.5 million in the comparable prior year quarter, while revenues from its natural gas interests were $0.6 million in each of the 2016 and 2015 third quarters.  For the nine months ended September 30, 2016, revenues were $105.1 million, compared to $99.5 million in the comparable 2015 period, an increase of $5.6 million, or 5.6%.  Revenues from the Company’s lime and limestone operations in the first nine months 2016 increased $6.0 million, or 6.2%, to $103.6 million from $97.6 million in the comparable 2015 period, while revenues from its natural gas interests decreased $0.5 million, or 23.6%, to $1.5 million from $2.0 million in the comparable prior year period.

The increases in lime and limestone revenues in the third quarter 2016, as compared to the third quarter 2015, resulted primarily from increased sales volumes of the Company’s lime and limestone products due to increased demand, principally from its environmental and roof shingle customers, partially offset by reduced demand from its oil and gas services customers.  The increase in the Company’s lime and limestone revenues in the first nine months 2016, compared to last year’s comparable period, resulted primarily from increased sales volumes due to increased demand, principally from its construction, environmental and roof shingle customers, partially offset by reduced demand from its oil and gas services customers.  Prices realized for the Company’s lime and limestone products in the third quarter and first nine months 2016 were somewhat lower compared to the comparable 2015 periods.

Production volumes from the Company’s natural gas interests in the third quarter 2016 totaled 156 thousand MCF, sold at an average price of $3.56 per MCF, compared to 177 thousand MCF, sold at an average price of $3.25 per MCF, in the comparable 2015 quarter.  Production volumes in the first nine months 2016 from natural gas interests totaled 473 thousand MCF, sold at an average price of $3.15 per MCF, compared to the first nine months 2015 when 548 thousand MCF was produced and sold at an average price of $3.56 per MCF.  The Company’s 2016 average prices per MCF for the first nine months 2016 were lower than the prior year’s comparable period primarily due to decreases in natural gas and natural gas liquids prices.  Prices for natural gas and natural gas liquids were slightly higher in the third quarter 2016, compared to the third quarter 2015.

The Company’s gross profit was $10.6 million in the third quarter 2016, compared to $10.4 million in the comparable 2015 quarter, an increase of $0.2 million, or 1.9%. Gross profit in the first nine months 2016 was $25.7 million, an increase of $2.4 million, or 10.4%, from $23.2 million in the first nine months 2015.

Included in gross profit in the third quarter and first nine months 2016 were $10.5 million and $25.7 million, respectively, from the Company’s lime and limestone operations, compared to $10.3 million and $22.8 million, respectively, in the comparable 2015 periods.  The increased gross profit for the Company’s lime and limestone operations in the third quarter and first nine months 2016 resulted primarily from the increased revenues discussed above.

Gross profit from the Company’s natural gas interests was basically flat in the third quarter 2016, compared to the third quarter 2015.  For the first nine months 2016, gross profit decreased to a loss of $19 thousand, from a profit of $0.4 million in the comparable 2015 period, primarily due to the decreased revenues discussed above and an increase in the rate at which non-cash depletion expense was recorded in the 2016 period.

Interest expense was $0.1 million in each of the 2016 and 2015 third quarters.  For the first nine months 2016, interest expense decreased $0.8 million to $0.2 million from $1.0 million in the comparable 2015 period.  The decrease in interest expense in the first nine months 2016 resulted from the Company’s repayment of the $15.4 million then-outstanding balance of its term loans in May 2015 and the Company’s repurchase of the related interest rate hedges in the second quarter 2015.

During the second quarter 2015, the Company also terminated the Corson Pension Plan, which required a cash payment of $0.2 million and resulted in an expense in the first nine months 2015 of $0.9 million ($0.6 million, net of tax benefit), included in other (income) expense, net, that was previously included in accumulated other comprehensive loss.  As a result of the termination of the Corson Pension Plan, the Company will not have to make any future contributions to the Plan.

The Company reported net income of $6.1 million ($1.09 per share diluted) in the third quarter 2016, compared to net income of $5.7 million ($1.01 per share diluted) in the third quarter 2015, an increase of $0.4 million, or 7.1%.  In the first nine months 2016, net income increased $3.2 million, or 30.5%, to $13.8 million ($2.48 per share diluted), compared to $10.6 million ($1.89 per share diluted) in the first nine months 2015.

“We are pleased that overall demand for our lime and limestone products increased in the third quarter 2016, although pricing remains a challenge in the crrent competitive environment,” said Timothy W. Byrne, President and Chief Executive Officer.

Dividend

The Company also announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.125 (12.5 cents) per share on the Company’s common stock. This dividend is payable on December 16, 2016 to shareholders of record at the close of business on November 25, 2016.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), industrial (including paper and glass manufacturers), metals (including steel producers), roof shingle, oil and gas services and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair and U.S. Lime Company – Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
INCOME STATEMENTS

Revenues
Lime and limestone operations	$38,096	$36,452	$103,626	$97,593
Natural gas interests	554	577	1,490	1,950
Total	$38,650	$37,029	$105,116	$99,543

Gross profit
Lime and limestone operations	$10,503	$10,320	$25,677	$22,826
Natural gas interests	66	47	(19)	418
Total	$10,569	$10,367	$25,658	$23,244
Operating profit	$8,087	$7,900	$18,445	$15,978
Interest expense	63	57	185	969
Other (income) expense, net	(115)	(54)	(238)	651
Income tax expense	2,058	2,221	4,664	3,758
Net income	$6,081	$5,676	$13,834	$10,600

Income per share of common stock:
Basic	$1.09	$1.01	$2.48	$1.89
Diluted	$1.09	$1.01	$2.48	$1.89
Weighted-average shares outstanding:
Basic	5,565	5,600	5,569	5,599
Diluted	5,569	5,604	5,572	5,605
Cash dividends per share of common stock	$0.125	$0.125	$0.375	$0.375

			September 30,	December 31,
			2016	2015
BALANCE SHEETS
Assets:
Current assets			$101,756	$91,961
Property, plant and equipment, net			103,430	104,378
Other assets, net			144	160
Total assets			$205,330	$196,499
Liabilities and Stockholders’ Equity:
Current liabilities			$7,492	$8,742
Deferred tax liabilities, net			19,495	19,184
Other liabilities			1,856	1,946
Stockholders’ equity			176,487	166,627
Total liabilities and stockholders’ equity			$205,330	$196,499

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